Exhibit 10.1
[UNOFFICIAL ENGLISH TRANSLATION]

Gas Station Leasing Business Contract

According to People's Republic of China Contract Law and related laws, Xi'an  Baorun Industrial Development Co., Ltd. and Shanxi Fangwei Road Gas Station，on an equal， mutual and equivalent paid basis, after friendly negotiation,  have entered the following agreement in relation to leasing the Shanxi Fangwei Road Gas Station:

First article: Contract parties

Lessor: Shanxi Fangwei Road Gas Station (hereinafter referred as Party A)
Registration address: Shanxi Fangwei Road North Section
Legal representative: Fan Zhiyong

Lessee：Xi'an  Baorun Industrial Development Co., Ltd.  (hereinafter referred as Party B)
Registration address: Xi’an city Huoju Road number 7, East New Century Plaza
Legal representative: Gao Xincheng

Second article: The content of the lease
Party A provides Party B with the lease of the gas station located at Fangwei Road North Section in Xi’an city. Such gas station covers an area of 13 mu and the gas station includes 8 double pump computerized gas machines with total reserves of 240 cubic meters, 4 oil storage tanks, 1,000 square meters of canopy and 600 square meters of business area.

Third article: The term of the lease
1.	The term of the lease for the gas station is from June 1st 2009 to May 31, 2039.
2.	The contract becomes effective after both parties sign the contract. The lease starts from the date when Party B takes over the gas station.

Fourth article: Rent and payment
1.	The annual rent for the gas station is six hundred thousand renminbi ( 600,000 RMB), the term of the lease is 30 years with a total of eighteen million renminbi (18,000,000 RMB)
2.
After the agreement has been signed and five days after Party B takes over the gas station, Party B should pay Party A 80% of the rent, with a total of 14,400,000 RMB. After all the formalities have been processed and transferred such as refined oil business license and dangerous chemical certificate and Party A does not have any remaining issues of tax and measurement，Party B shall pay Party A the remaining 20% of the rent. Party A is responsible for all the expenses in relation to the transfer procedure.

Fifth article: The transfer of leasehold
1.	After Party A has completed all the related procedures, both parties shall start to transfer the leasehold and Party B accepts the leasehold as it and changes the image of the packaging if needed.
2.	If there is any construction quality issue within one year, Party A is responsible for repair and maintenance.

Sixth article: the title and ownership during the lease period
1.	During the lease period, all the usage interests belong to Party B.
2.
During Party B’s business operation, Party A is responsible for coordinating with all neighbors and land owners and guarantees the normal supply of water and electricity. Party B is responsible for the water and electricity costs.

3.
Party A promises that there is no pending lawsuit/disputes and collateral over the gas station. Because of Party A causing the title dispute of the leasehold and Party B unable to conduct business normally, Party A shall assume all liabilities.

4.	Party B must operate the business by laws and is responsible for its own profit and loss, pay the tax by laws and assume all its own debt and civil liabilities.

5.
During the lease period, due to the title dispute of the gas station or demolition, relocation or becoming the planning site by the authority, Party B can not operate its business normally, Party A shall return all the rent for the remaining period to Party B and assume all the actual loss of Party B.

Seventh article: The renovation of the gas station
During the lease period, when the performance of the leasehold does not meet the requirement for normal usage, Party B can renovate the gas station if necessary after obtaining the written consent from Party A and Party B shall assume all the renovation cost. When the lease term is due and at the time of transfer, the property equipments of the leasehold (the gas station) shall be in the normal operation condition.

Eighth article: The addition of the equipment
Any addition of the equipment during the lease period by Party B shall belong to Party B. When the lease term is due, Party B shall handle the equipment within the deadline given by Party A.

Ninth article: Promises of both parties
1.	Party A shall assume all the taxes, liabilities, debts of the gas station occurred before leasing to Party B and Party B assumes no responsibility.
2.	Party B shall assume all the liabilities occurred after the normal operation by Party B and Party A assumes no responsibility.
3.	During the leasing period, due to the urban planning that cause demolition or relocation of the gas station, Party A shall return Party B the rent for the remaining year of the lease.

Tenth article: Default
If either party violates the contract and causes the contract to be unable to be fulfilled, such party shall assume the default liability.
1.	Party A’s default: return all the rent paid by Party B and pay Party B 10% of the rent as the default payment.
2.	Party B’s default: have no right for the rent payment and pay Party A 10% of the rent as the default payment.
3.
If the gas station can not operate normally because of the dispute of the land ownership, Party A shall assume all the actual loss of Party B during the close down of the business. If the dispute of land ownership causes the lease contract to be unable to be fulfilled， Party B has the right to terminate the contract and does not assume any default liability. Party A shall return Party B the rent for the remaining year of the lease.

Eleventh article: Termination of the contract
1.	In the event of force majeure causes the contract unable to be fulfilled.
2.	The change of the national polices causes the business to be unable to operate.
3.	If the contract is terminated in advance, Party A shall return Party B the rent for the remaining year of the lease.

Twelfth article: The effectiveness of the contract
The contract becomes effective after both parties sign the contract.

Thirteenth article: Dispute and resolution
During the lease period, if the dispute occurs between both parties, both parties shall try to resolve the dispute with friendly and equal negotiation.
When the dispute can not be resolved, they can submit the dispute to the People’s court for resolution.

Fourteenth article: The contract contains two copies and each party has one copy respectively.

Fifteenth article: For the matters that are not covered in this contract, both parties shall negotiate and revise. The supplemental and revised agreement has the same legal effect.

Lessor: Shanxi Fangwei Road Gas Station
 Legal representative: Fan Zhiyong

Date: May 28th, 2009
Location: Xi’an city

Lessee：Xi'an  Baorun Industrial Development Co., Ltd.
Legal representative: Gao Xincheng